Example Template : 77O



DWS STRATEGIC INCOME TRUST

N-Sar June 1, 2013 - November 30, 2013

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Brookfield Residential Properties Inc / Brookfield
Residential US Corp	11283YAA8	6/18/2013
	$100.0	$5,000,000	40,000	0.01%
	CS,CITI,DB,GS,JPM	CITI
PNK Finance Corp	69353XAA3	7/30/2013
	$100.0	$850,000,000	90,000	0.01%
	BAC,BCLY,CA,DB,GS,JPM,UBS	JPM
Sirius XM Radio Inc	82967NAN8	7/29/2013
	$100.0	$600,000,000	140,000	0.02%
	CITI,DB,JPM,BAC,MS,BCLY	BAC
Tesoro Logistics LP / Tesoro Logistics Finance Corp
	88160QAC7	7/29/2013		$100.0
	$550,000,000	15,000	0.00%
	BAC,DB,MS,UBS,WELLS,BCLY	BAC
Verizon Communications Inc	92343VBP8
	9/11/2013		$100.0
	$49,000,000,000	360,000	0.00%
	BCLY,CITI,CS,JPM,BAC,MS,DB	JPM